EXHIBIT 2

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of January 31, 2014 at 4:00 pm Pacific Time (the “Execution Date”), by and among: TITAN IRON ORE CORP., a Nevada corporation (“Parent”); IHOOKUP OPERATIONS CORP, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and IHOOKUP SOCIAL, INC., a Delaware corporation (the “Company”).

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company (as the Surviving Corporation) will become a wholly-owned subsidiary of Parent.

B. It is intended that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

D. . Immediately following the execution and delivery of this Agreement, (i) the Company shall deliver to Parent the written consent of the Company’s stockholders necessary to adopt this Agreement and approve the Merger and the other transactions contemplated herein, in the form attached hereto as Exhibit A (the “Company Written Consent”), and (ii) Merger Sub shall deliver to the Company the written consent of Parent, as the sole stockholder of Merger Sub, adopting this Agreement and approving the Merger and the other transactions contemplated herein, in the form attached hereto as Exhibit B (the “Merger Sub Written Consent”).

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Times of the Merger.

(a) The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Bingham McCutchen, LLP referred to in Section 5.9, immediately following the satisfaction or waiver of the closing conditions set forth in Section 1.3(c). The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b) Subject to the provisions of this Agreement, in order to effect the Merger, a certificate of merger satisfying the applicable requirements of the DGCL, and in the form attached hereto as Exhibit C, shall be duly executed and concurrently with the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

(c) Closing Conditions. Each of Parent’s and Merger Sub’s, on the one hand, and the Company’s, on the other hand, obligation to effect the Closing shall be conditioned upon the satisfaction of the  conditions set forth in Section 5 or the waiver thereof by the other party or parties, as applicable.

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be  immediately after the Effective Time as set forth in  Exhibit D;

(b) the Bylaws of the Surviving Corporation shall be as of the Effective Time  the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are listed on Exhibit E.

1.5 Conversion of Shares; Treatment of Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) subject to Sections 1.5(b), 1.7, 1.9 and 5, the stockholders of the Company shall,  immediately prior to the Effective Time, receive the shares of Series A Preferred Stock as set forth in Exhibit F; and

(ii) Parent shall receive all outstanding shares of the Company. .

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then appropriate adjustments shall be made to the shares received by the stockholders of the Company.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be transferred to Parent. ; and (b) valid certificates previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificates”) shall be  presented to  Parent, such Company Stock Certificates shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) As promptly as practicable after the Effective Time (but in any event within thirty (30) days following the Effective Time), Parent shall cause the shares of Parent Preferred A Stock issuable pursuant to Section 1.5(a)(i) to be issued in certificated or book-entry form at Parent’s election.

(b) Prior to the Effective Time, Parent will mail or otherwise provide to the Persons who were record holders of Company Capital Stock immediately prior to the Effective Time instructions for use in effecting the surrender of Company Stock Certificates in exchange for book-entry or certificated shares representing Parent Common Stock; provided, however, that, at the Company’s discretion, such instructions may be provided to record holders of Company Capital Stock by the Company prior to the Effective Time. Upon surrender of a Company Stock Certificate to Parent for exchange, together with such other documents as may be reasonably required by Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor, book-entry or certificated shares representing the number of whole shares of Series A Preferred  Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(i); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Series A Preferred Stock pursuant to the provisions of Section 1.5(a)(i). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any book-entry or certificated shares representing Series A Preferred Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate lost affidavit with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Series A Preferred Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Series A Preferred Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or non-U.S. Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to or deposited with the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall take commercially reasonable efforts to reduce or eliminate any required withholding.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Series A Preferred Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

1.8 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute (a) a “reorganization” within the meaning of Section 368 of the Code, and the parties will report the Merger as such for U.S. federal, state and local income tax purposes. None of the parties will knowingly take any action, or fail to take any action, which action or failure to act would cause the Merger neither to qualify as a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

1.9 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Capital Stock that, as of immediately prior to the Effective Time, are held by holders who have as of such time preserved appraisal rights under Section 262 of the DGCL or dissenters’ rights under Chapter 13 of the CCC with respect to such shares shall not be converted into or represent the right to receive shares of Parent Common Stock in accordance with Section 1.5(a)(i), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to Section 262 of the DGCL or Chapter 13 of the CCC, as applicable; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of such holder’s Company Stock Certificate(s) in accordance with Section 1.7) shares of Series A Preferred Stock in accordance with Section 1.5(a)(i).

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, as of the Effective Time, as follows:

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company does not have any Subsidiaries and it does not own any capital stock of, or any equity interest of any nature in, any other Entity. The Company has not agreed to, nor is it obligated to make, or bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) The Company is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.2 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, par value $0.0001, of which 10,825,000 shares are issued and outstanding; and (ii) 10,000,000 shares of Company Preferred Stock, par value $0.0001, of which 4,000,000 shares have been designated as “Series A Preferred Stock,” and of which 1,175,000 shares are issued and outstanding. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Company is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock.

(b) As of the date of this Agreement and after giving effect to (i) the conversion of all Company Preferred Stock into shares of Company Common Stock in accordance with the Company’s certificate of incorporation then in effect.

2.3 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.4), to perform its obligations under this Agreement. The board of directors of the Company has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.4 Vote Required. The affirmative vote of the holders of (i) a majority of the issued and outstanding shares of Company Common Stock, voting as a separate class, (ii) a majority of the issued and outstanding shares of Company Preferred Stock, voting together as a single class on an as converted to Common Stock basis, and (iii) a majority of the issued and outstanding shares of Company Preferred Stock and Company Common Stock, voting together as a together as a single class with the Preferred Stock voted on an as converted to Common Stock basis (the “Required Company Stockholder Vote”) are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub at the Closing, Parent and Merger Sub represent and warrant to the Company, as of the date hereof, as follows:

3.1 Due Organization.

(a) Other than Merger Sub, Parent does not have any Subsidiaries and it does not own any capital stock of, or any equity interest of any nature in, any other Entity. Parent has not agreed to, nor is it obligated to make, or bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(c) Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. The copy of the bylaws of Parent which is an exhibit to the Certificate of Secretary delivered by Parent to the Company is a complete and correct copy of such document and contains all amendments thereto as in effect on the date of this Agreement, except those set forth in the Parent  Charter. The Parent  Charter, attached as an exhibit to the Certificate of Secretary, has been filed with the Secretary of State of the State of Nevada and Parent has delivered to the Company evidence thereof. The Parent  Charter is in full force and effect and no amendments thereto have been effected.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of (i) 3,700,000,000 shares of Parent Common Stock, par value $0.0001 and (ii) 50,000,000 shares of Preferred Stock all of which are designated Series A Preferred Stock, par value $0.0001 and none of which are issued and outstanding. As of the Effective Time,  354,860,484 shares of Parent Common Stock were issued and outstanding, 1,131,688,203 shares of Parent Common Stock were held in reserve by Parent to accommodate certain convertible financing activities.  The issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. During the period from January 26th, 2014 to the date of this Agreement, (i) there have been no issuances by Parent of shares of capital stock of Parent other than for the conversion or retirement of debt and (ii) there have been no issuances of any options, warrants or other rights to acquire capital stock of Parent. Parent has not, subsequent to January 26th, 2014, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Parent has not heretofore agreed to take any such action, and other than the convertible debt holders disclosed in Exhibit G  there are no outstanding contractual obligations of Parent of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Parent. Other than the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(b) Except as set forth in Section 3.3(a) and Exhibit 3.3(b), (i) there are no shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) All outstanding shares of Parent Common Stock, and all other securities of Parent have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements applicable to Parent; and (ii) all material requirements set forth in applicable Contracts to which Parent is a party.

3.4 SEC Filings; Financial Statements.

(a) Parent has delivered (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with, and all Parent Certifications (as defined below) filed or furnished by Parent with or to, the SEC since the formation of Parent, including all amendments thereto (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since the formation of Parent have been so filed or furnished on a timely basis. As of the time it was filed with or furnished to the SEC: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding Parent SEC Document. Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Parent Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.

(b) Except as disclosed under item 1A. of the Parent’s annual Form 10K, Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(c) The financial statements (including any related notes) set forth in Exhibit H attached hereto: (i) complied and continue to comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) are true and correct and fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby.

(d) To the knowledge of Parent, Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by Parent’s auditors for Parent were approved as required by Section 202 of the Sarbanes-Oxley Act.

3.5 Absence of Changes. Between September 30, 2013 and the date of this Agreement: (a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; and (b) Parent has not been engaged in any business operations and has not had any products or customers and has not generated any revenues, other than as disclosed in the Parent SEC Documents.

3.6 Liabilities. As of the Effective Time, Parent does not have any accrued, contingent or other liabilities other than those outlined in Exhibit H.

3.7 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes of Parent, whether or not shown on the Parent Returns, due on or before the Closing Date, have been or will be paid on or before the Closing Date.

(b) Schedule 3.7(b) sets forth the amount and kind of all unpaid Taxes of Parent as of the Closing (whether or not such Taxes are due or payable) that are attributable to a taxable period or portion thereof occurring prior to the Closing.

(c) Neither Parent nor any Parent Return is currently being (or since November 30, 2011 has been) audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Parent Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from Parent.

(d) No claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened against or with respect to Parent in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent and with respect to which adequate reserves for payment have been established on the Parent March 2013 Balance Sheet).

(e) There are no liens for material Taxes upon any of the assets of Parent except liens for current Taxes not yet due and payable.

(f) Parent has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or non-U.S. Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(g) Schedule 3.7(g) sets forth all jurisdictions in which Parent has filed a Tax Return since December 31, 2011 and the Tax Returns filed in each such jurisdiction. Parent has delivered or otherwise made available to the Company accurate and complete copies of all Tax Returns of Parent for all Tax years or other relevant periods.

(h) No written claim has ever been received by Parent from any Governmental Body in a jurisdiction where Parent does not file a Tax Return that Parent is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation by Parent to pay material Taxes.

(i) Parent is not now and has never been a member of an “affiliated group of corporations” within the meaning of Section 1504 of the Code. Parent is not now and has never been a member of any combined, unitary or consolidated or similar group for state, local or non-U.S. Tax purposes or within the meaning of any similar Legal Requirement to which Parent may be subject.

(j) There are no Contracts relating to allocating or sharing of Taxes to which Parent is a party or is otherwise bound. Parent is not liable for Taxes of any other Person. Parent is not under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes. Parent is not a party to any Contract providing for payments by Parent with respect to any amount of Taxes of any other Person. For the purposes of this Section 3.7(j), the following Contracts shall be disregarded: (i) commercially reasonable Contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by Parent and (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(k) Parent has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(l) Parent is not, and never has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Parent has taken no position on any U.S. federal income Tax Return (whether or not such position has been disclosed on any such U.S. federal income Tax Return) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(n) Parent is not now participating in and has never participated in a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(o) The Merger will be effected for bona fide non-Tax business reasons and will be carried out strictly in accordance with the Agreement. The terms of the Agreement and all other agreements entered into in connection therewith (the “Transaction Documents”) are the product of arm’s length negotiations. The Transaction Documents represent the entire agreement among the , Parent, Merger Sub and the Company with respect to the Merger, and there are no other written or oral agreements regarding the Merger (or any transaction related thereto) other than those expressly referred to in the Transaction Documents.

(p) In connection with the Merger, the Company Stockholders will not receive in exchange for Company Capital Stock, directly or indirectly, any consideration other than the Series A Preferred Stock received in the Merger. No shares of Merger Sub have been or will be used as consideration or issued to the Company Stockholders in the Merger.

(q) Neither Parent nor any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) (a “Parent Related Person”) has any plan or intention to directly or indirectly purchase, redeem, or otherwise acquire or reacquire, any of the Series A Preferred Stock that will be issued in exchange for Company Capital Stock pursuant to the Merger. In connection with the Merger, no Parent Related Person and no person acting as an intermediary for Parent or such a Parent Related Person will acquire any of the Parent Common Stock or Series A Preferred Stock issued in the Merger.

(r) Parent and Merger Sub have paid and will pay only their respective expenses, if any, incurred in connection with or as part of the Merger.

(s) Merger Sub is a newly-formed, wholly-owned subsidiary of Parent that was created for the sole purpose of facilitating the Merger. Merger Sub has not conducted and is not conducting any business activities, and has had no assets prior to the Effective Time (other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by Merger Sub following the Merger, and assets that are part of the consideration to be distributed to the Company Stockholders in the Merger). Prior to the Effective Time, Parent owns all of the equity interests of Merger Sub.

(t) Neither Parent nor Merger Sub is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(v) Neither Parent nor Merger Sub is or will be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(w) Prior to the Effective Time, neither Parent, Merger Sub, nor any of their respective affiliates will take or agree to take any action that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

(x) Merger Sub will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities in the Merger.

(y) All Series A Preferred Stock exchanged in the Merger for Company Capital Stock will be voting stock.

(z) To the knowledge of Parent and Merger Sub without independent verification thereof:

(i) At the Effective Time, the fair market value of the consideration received by each Company Stockholder will be approximately equal to the fair market value of the Company Capital Stock surrendered in exchange therefor, and the aggregate consideration received by the Company Stockholders in exchange for their Company Capital Stock will be approximately equal to the fair market value of all of the outstanding shares of Company Capital Stock immediately prior to the Merger.

(ii) Following the Merger, neither Parent nor any Parent Related Person has any plan or intention to make any dividend or other distribution to the Company Stockholders other than regular, normal dividends or distributions made to all holders of Parent Common Stock.

(iii) The Company Stockholders will surrender their Company Capital Stock solely in exchange for the Parent Common Stock to be issued pursuant to the Merger. No liabilities of the Company Stockholders will be assumed by Parent or Merger Sub, nor will any shares of Company Capital Stock be acquired subject to any liabilities.

(iv) Parent has no present plan or intention: (A) to liquidate the Company or to merge the Company into another entity; (B) to sell or otherwise dispose of any stock in the Company held by Parent except in connection with a transaction described in Section 368(a)(2)(C) of the Code; or (C) to sell or otherwise dispose of, or to cause the Company to sell or otherwise dispose of, any of the Company’s assets (including any of the assets of Merger Sub acquired in the Merger), except for (x) dispositions in connection with a transaction described in Section 368(a)(2)(C) of the Code or (y) dispositions in the ordinary course of business consistent with past practices, provided that, after such dispositions in the ordinary course of business consistent with past practices, the representations set forth in Section 3.7(z)(v) would continue to be accurate.

(v) Parent does not and Parent will not at the Effective Time have a plan or intention to substantially dispose of or discontinue the Company’s trade or business in a manner that would cause the requirements of Treasury Regulation Section 1.368-1(d) to fail to be satisfied. Following the Merger, Parent, or a member of Parent’s “qualified group,” will continue the Company’s historic business or use a “significant portion” of Company’s “historic business assets” within a business (as such terms are used in Treasury Regulation Section 1.368-1(d)).

(vi) Parent will own all outstanding ownership interests of the Company immediately after the Merger. Parent has no plan or intention to cause or permit the Company to issue additional ownership interests (including options, warrants and convertible securities) to any person or entity (other than Parent or pursuant to a transaction described in Section 368(a)(2)(C) of the Code). Immediately after the Merger, the Company will have no outstanding warrants, options, convertible securities or any other type of right pursuant to which any person could acquire interests in the Company that, if exercised or converted, would result in Parent losing control of the Company within the meaning of Section 368(c) of the Code.

(vii) Neither Parent nor Merger Sub has any plan or intention to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. Parent has no plan or intention to sell or otherwise dispose of any equity interest in the Company, except for a transfer (or successive transfers) of at least 80% of the equity of the Company to a corporation controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation.

3.8 Employee and Labor Matters; Benefit Plans.

(a) Parent is not a party to or bound by, and never has been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(b) Parent is not, nor ever has been, engaged in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Parent or any of its employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Parent, including charges of unfair labor practices or discrimination complaints.

(c) Parent does not intend, nor has it agreed or committed, to (i) establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or (ii) modify or terminate any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Company in writing).

(d) Parent has made available to the Company accurate and complete copies of: (i) all documents embodying or setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Parent Employee Plan; (iii) for each Parent Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Parent Associate relating to any Parent Employee Plan and any proposed Parent Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to Parent or any Parent Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Parent Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies pertaining to fiduciary liability insurance covering the fiduciaries for each Parent Employee Plan; (x) all non-discrimination test reports and summaries for each Parent Employee Plan for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Parent and each Parent Affiliate have performed all material obligations required to be performed by them under each Parent Employee Plan and Parent Employee Agreement. Neither Parent nor any Parent Affiliate is in default or violation of, and Parent has no knowledge of any default or violation by any other party to, the terms of any Parent Employee Plan or Parent Employee Agreement. Each Parent Employee Plan and Parent Employee Agreement has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and all subsequent legislation. For each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax-qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. There are no claims or Legal Proceedings pending, or, to the knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits), against any Parent Employee Plan or against the assets of any Parent Employee Plan. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, Parent or any Parent Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the knowledge of Parent, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Parent Employee Plan or Parent Employee Agreement. Neither Parent nor any Parent Affiliate has ever incurred any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. Parent and each Parent Affiliate have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan and Parent Employee Agreement.

(f) Each Contract to which Parent is a party or is otherwise bound with any individual or entity that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Parent Associate that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Parent in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by Parent or any of the Parent Affiliates shall be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

(g) Neither Parent nor any Parent Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Parent Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) Parent Pension Plan in which stock of Parent or any Parent Affiliate is or was held as a plan asset, (iv) multiple employer plan or to any plan described in Section 413 of the Code; or (vi) self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Parent Associate under any Parent Employee Plan or Parent Employee Agreement, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Parent under any Parent Employee Plan or Parent Employee Agreement, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code or (v) be reasonably likely to result in any payment to any Parent Associate being non-deductible by virtue of Section 280G or Section 4999 of the Code. No Parent Employee Plan or Parent Employee Agreement gives rise to any potential “excess parachute payments” (within the meaning of Section 280G of the Code) payable Parent in connection with the transactions contemplated by this Agreement, either as a result of the transactions contemplated by this Agreement or in conjunction with any other event.

(i) No Parent Employee Plan provides (except at no cost to Parent or any Parent Affiliate), or reflects or represents any liability of any of Parent or any Parent Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Parent or any Parent Affiliate, neither Parent nor any Parent Affiliate, has ever represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other Person that any such Parent Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

 (j) Except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee.

(k) Neither Parent nor any Parent Affiliate: (i) has violated or otherwise failed to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Parent Employees; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of Parent, threatened or reasonably anticipated claims or Legal Proceedings against Parent or any Parent Affiliate under any worker’s compensation policy or long-term disability policy.

(l) To the knowledge of Parent, no stockholder of Parent, and no current Parent Associate, is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of Parent or that would interfere with the businesses of Parent or any Parent Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of Parent or any Parent Affiliate as presently conducted nor any activity of such stockholder or current Parent Associate in connection with the carrying on of the business of Parent or any Parent Affiliate as presently conducted will, to the knowledge of Parent, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or current Parent Associate has any rights or obligations.

3.9 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves Parent, any business of Parent or any of the assets owned, leased or used by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.9(a).

(b) There is no Order to which Parent, or any of the assets owned or used by Parent, is subject. To the knowledge of Parent, no officer or other key employee of Parent is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent.

3.10 Authority; Binding Nature of Agreement. Subject to obtaining the Required Parent Stockholder Vote (as defined in Section 3.11) and the vote of Parent as the sole stockholder of Merger Sub with respect to the Merger, each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent (acting by written consent) as of the date of this Agreement has: (a) unanimously determined that the issuance of Parent Series A Preferred in the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders; and (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger.  The board of directors of Merger Sub (by unanimous written consent) has: (i) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its stockholder; (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and unanimously approved the Merger; and (iii) unanimously recommended the adoption of this Agreement by the stockholder of Merger Sub and directed that this Agreement and the Merger be submitted for consideration by the stockholder of Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.11 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent, or any of the assets owned or used by Parent, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to the business of Parent or to any of the assets owned or used by Parent;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent is a party or by which it is otherwise bound, or give any Person the right to: (i) declare a default or exercise any remedy under any such material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such material Contract; (iii) accelerate the maturity or performance of any such material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto).

(f) except as may be required by the Securities Act, Exchange Act, the NRS and the DGCL, neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.12 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.

3.13 Valid Issuance. The Series A Preferred Stock to be issued in the Merger has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed on affiliates of Parent by Rule 144 under the Securities Act.

SECTION 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Company Board Approval. The Company has solicited or obtained or shall solicit and obtain, by the Company Written Consent in lieu of a meeting pursuant to Section 228 of the DGCL, the Required Company Stockholder or Board of Directors Vote for purposes of, (i) adopting this Agreement and approving the Merger, and all other transactions contemplated hereby, (ii) acknowledging that the approval given thereby is irrevocable and that such holder of Company Capital Stock is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL and that such holder of Company Capital Stock has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under the DGCL.

SECTION 5. CONDITIONS TO CLOSING

5.1  The respective obligations of the Parties to effect the Closing are subject to satisfaction (or waiver by the Parties) prior to the Closing of the following conditions:

(a)  No Law or Governmental Order that restrains or prohibits the consummation of the transactions contemplated by this Agreement shall be in effect and no Litigation commenced by any Governmental Entity shall be pending which seeks to prevent or enjoin the transactions contemplated by this Agreement.

(b)  The requisite Stockholder approval shall have been obtained, if required.

5.2  Conditions to Obligations of Parent and the Merger Sub.  The obligations of Parent and the Merger Sub under this Agreement to consummate the Closing are subject to the satisfaction of the following conditions (which conditions may be waived in whole or in part by Parent):

(a) (i) Each of the representations and warranties of the Company in this Agreement shall be true and correct on and as of the execution date and on and as of the Closing Date, as if made on and as of the Closing Date.

(b) The Company shall have performed and complied with in all material respects all covenants, obligations and agreements under this Agreement required to be performed or complied with by it at or before the Closing.

(c) Parent shall have received all of the documents and instruments required to be delivered by the Company prior to or at Closing including but not limited to (i) Officers Certificate, (ii) Certificate of Secretary of the Company; (iii) Consent of the Board of directors of the Company; (iv) Consent of the Stockholders of the Company; (v) a good standing certificate of the Company from the State of Delaware.

(d) There shall not have occurred any Material Adverse Effect on the Company.

(e) Parent shall have completed its due diligence review of the Company.

5.3  Conditions to Obligations of the Company.  The obligation of the Company under this Agreement to consummate the Closing is subject to the satisfaction of the following conditions (which conditions may be waived in whole or in part by the Company):

(a) (i) Each of the representations and warranties of Parent and the Merger Sub in this Agreement shall be true and correct on and as of the execution date and on and as of the Closing Date, as if made on and as of the Closing Date

(b)  Parent and the Merger Sub shall have performed and complied with in all material respects all covenants, obligations and agreements in this Agreement required to be performed and complied with by them at or before the Closing.

(c)  The Company shall have received all of Parent’s and the Merger Sub’s deliveries due prior to or at Closing including but not limited to (i) Officers Certificate, (ii) Certificate of Secretary of Parent and Merger Sub; (iii) Consent of the Board of Directors of Parent and Merger Sub; (iv) Consent of the Stockholder of Merger Sub; (v) a good standing certificate of Parent from the State of Nevada; (vi) a good standing certificate of the Merger Sub from the State of Delaware; (vii) resignations of the officers and directors of Parent.

(d)  There shall not have occurred any Parent Material Adverse Effect.

(e) The Company shall have satisfactorily completed its due diligence review of Parent and Merger Sub.

SECTION 6. MISCELLANEOUS PROVISIONS

6.1 Amendment. This Agreement may be amended only by an instrument in writing signed on behalf of each Parent and the Company.

6.2 Waiver.

(a) Subject to Sections 5.2(b) and 5.2(c), any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.3 Survival of Representations and Warranties. Tthe representations and warranties contained in this Agreement shall survive the Merger for a period of 12 months from the Closing Date.

6.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements and exhibits referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Federal district Court Northern District of California and the Superior Court of the State of California Santa Clara County ; and (b) each of the parties irrevocably waives the right to trial by jury.

6.6 Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

6.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

6.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after sending; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Titan Iron Ore Corp..
1735 E/ Ft. Lowell Road, Suite 9
Tucson, AZ 85719
Attn. Assistant Secretary
Phone: (520) 989-0020

if to the Company:

IHookup Social, Inc.
125 E Campbell, Ave
2nd Floor
Campbell, CA 95008
Attn. Dr. Robert A Rositano JR, CEO
Phone:
Fax:
Email:
with a copy (which shall not constitute notice) to:

Bingham and McCutchen
1117 So. California Ave.
Palo Alto, CA 94304
Attn. James Chapman
Phone: (650) 849-4850
Fax: (650) 849-4630Email: james.chapman@bingham.com

6.10 Cooperation. Each party hereto agrees to cooperate fully with each other party hereto to consummate the transactions contemplated herein and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

6.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

6.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

SECTION 7.  CERTAIN DEFINITIONS

For purposes of the Agreement the following terms will have the definitions set forth below.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

CCC. “CCC” shall mean the California Corporations Code.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Company taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company; (ii) any failure by the Company to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; and (vi) the taking of any action required by this Agreement; (b) the ability of the Company to consummate the Merger or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

Company Preferred Stock. “Company Series A Preferred Stock” shall mean the validly approved and effective Series A Preferred Stock, $0.0001 par value per share, of the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

NRS. “NRS” shall mean Nevada Revised Statutes.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with Parent or required to be aggregated with Parent within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate. “Parent Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to Parent or any Parent Affiliate.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.00001 par value per share, of Parent.

Parent Employee. “Parent Employee” shall mean any director or any officer or other employee of any of Parent.

Parent Employee Agreement. “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) Parent or any Parent Affiliate; and (b) any Parent Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of Parent or any Parent Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by Parent under applicable foreign law.

Parent Employee Plan. “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by Parent or any Parent Affiliate for the benefit of any Parent Associate; or (b) with respect to which Parent or any Parent Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Parent taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: Effects resulting (i) from conditions generally affecting the industries in which Parent participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent; (ii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) any failure by Parent to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; and (vii) the taking of any action required by this Agreement; or (b) the ability of Parent or Merger Sub to consummate the Merger or to perform any of its covenants or obligations under the Agreement.

Parent Pension Plan. “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Series A  Preferred Stock. “Series A Preferred Stock” shall mean the validly approved and effective Series A Preferred Stock Preferred Stock, $0.0001 par value per share, of Parent.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean any U.S. federal, state, local or non-U.S. tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, tariff or duty including any customs duty) and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Treasury Regulation. “Treasury Regulation” shall mean a regulation issued pursuant to the Code.

Unvested Company Common Stock. “Unvested Company Common Stock” shall mean any shares of Company Common Stock that are not vested under the terms of any Contract with the Company (including any stock option agreement or stock option exercise agreement or restricted stock purchase agreement).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TITAN IRON ORE CORP., a Nevada corporation

By:	/s/ Andrew Brodkey
Name:	Andrew Brodkey
Title:	Chief Executive Officer

IHOOKUP OPERATIONS CORP, INC, a Delaware corporation

By:	/s/ Andrew Brodkey
Name:	Andrew Brodkey
Title:	Chief Executive Officer

IHOOKUP SOCIAL, INC, a Delaware corporation

By:	/s/ Robert A. Rositano, Jr.
Name:	Robert A. Rositano, Jr.
Title:	Chief Executive Officer

Merger Agreement Signature Page

SCHEDULE OF EXHIBITS

EXHIBIT 3.3(B) - OPTIONS

EXHIBIT A - COMPANY WRITTEN CONSENT

EXHIBIT B - PARENT WRITTEN CONSENT

EXHIBIT C- CERTIFICATE OF MERGER

EXHIBIT D- CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

EXHIBIT E- POST-CLOSING DIRECTORS AND OFFICERS

EXHIBIT F - RECIPIENTS OF SERIES A PREFERRED STOCK

EXHIBIT G -CONVERTIBLE DEBT HOLDERS

EXHIBIT H - FINANCIAL STATEMENTS

EXHIBIT 3.3(B)

OPTIONS

Option - Pool 9,947,400
Total Owned	Optionee	Insider	ISSUED / GRANTED OPTIONS	DATE GRANTED	EXPIRY DATE	EXERCISE PRICE $US	Options Outstanding	VESTED / Exercisable
12/21/11									06/21/12	09/21/12	12/21/12	06/21/13
500,000	Wolfe Axelrod	No	500,000	11/1/11	11/1/14	$0.84	500,000	500,000	125,000	125,000	125,000	125,000
			500,000				500,000	500,000
12/21/11									06/21/12	09/21/12	12/21/12	06/21/13
1,000,000	Andrew Brodkey	Yes	1,000,000	12/21/11	12/21/21	$0.84	1,000,000	1,000,000	250,000	250,000	250,000	250,000
750,000	Ronald Richman	Yes	750,000	12/21/11	12/21/21	$0.84	750,000	750,000	187,500	187,500	187,500	187,500
400,000	J2 Mining / John Hedges	No	400,000	12/21/11	12/21/21	$0.84	400,000	400,000	100,000	100,000	100,000	100,000
400,000	Jodi Henderson	Yes	400,000	12/21/11	12/21/21	$0.84	400,000	400,000	100,000	100,000	100,000	100,000
400,000	Frank Garcia	Yes	400,000	12/21/11	12/21/21	$0.84	400,000	400,000	100,000	100,000	100,000	100,000
250,000	Olvia Santiago	No	250,000	12/21/11	12/21/21	$0.84	250,000	250,000	62,500	62,500	62,500	62,500
250,000	Susan Skirvin	No	250,000	12/21/11	12/21/21	$0.84	250,000	250,000	62,500	62,500	62,500	62,500
			3,450,000				3,450,000	3,450,000
6/21/2012									12/21/12	03/21/13	06/21/13	12/21/13
1,800,000	Andrew Brodkey	Yes	800,000	6/21/12	6/21/22	$0.20	800,000	600,000	200,000	200,000	200,000	200,000
950,000	Ronald Richman	Yes	200,000	6/21/12	6/21/22	$0.20	200,000	150,000	50,000	50,000	50,000	50,000
			1,000,000				1,000,000	750,000
6/25/2013									6/25/2013
1,000,000	Andrew Brodkey	Yes	1,000,000	6/25/13	6/25/23	$0.067	1,000,000	1,000,000	1,000,000
300,000	Ronald Richman	Yes	300,000	6/25/13	6/25/23	$0.067	300,000	300,000	300,000
300,000	Frank Garcia	Yes	300,000	6/25/13	6/25/23	$0.067	300,000	300,000	300,000
100,000	Olvia Santiago	No	100,000	6/25/13	6/25/23	$0.067	100,000	100,000	100,000
	TOTAL		1,700,000				1,700,000	1,700,000
	TOTAL		6,650,000				6,650,000	6,400,000
Weighted Average Price			$0.55					$0.56

									Option - Pool	9,947,400
									Remaining	3,297,400

EXHIBIT A

COMPANY WRITTEN CONSENT

ACTION BY UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS
OF
IHOOKUP SOCIAL, INC.

January 18, 2014

The undersigned, constituting the entire Board of IHookup Social, Inc., a Delaware corporation (the “Company”), in accordance with Section 141(f) and Section 242 of the Delaware General Corporation Law, without the formality of convening a meeting, do hereby consent to and adopt the following resolutions.  It is the intent of the undersigned that this consent be executed in lieu of a special meeting of the Board of Directors of the Company (the “Board”), which consent shall be filed by the Secretary of the Company with the minutes of the meetings of the Board.

IHOOKUP

WHEREAS, the Company is in the business of and has acquired a mobile-social application and server platform for mobile dating (currently on IOS devices) commonly referred to as “iHookup” in the Apple iTunes App Store;

WHEREAS, the Board has received an offer from Titan Iron Ore, Inc., a publicly held corporation, to purchase the Company, including the application and related intellectual property;

WHEREAS, the offer includes a merger-reorganization whereby the current assets and operations will be transitioned to the business of IHookup Social, Inc., pursuant to the plan of merger and reorganization agreement;

WHEREAS, the Board has determined it is in the best interest of the Company to sell IHookup Social, Inc. and all of its assets on the terms and conditions as set forth in the Plan of Merger and Re-Organization Agreement in the form attached hereto as Exhibit A (the “Merger Agreement”);

WHEREAS, pursuant to Section 144 of the Delaware General Corporation Laws, no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of the Company’s directors or officers are directors or officers or have a financial interest (any such director or officer hereinafter referred to as an Interested Party “Interested Party” and any such contract or transaction hereinafter referred to as an “Interested Party Transaction”), is void or voidable solely as a result of such Interested Party’s interest in the Interested Party Transaction , or solely because the Interested Party is present at or participates in the meeting of the Board which authorizes the Interested Party Transaction or solely because an Interested Party’s vote is counted for such purpose if the material facts as to the Interested Party’s relationship or interest and as to the Interested Party Transaction are disclosed or are known to the Board and the Board in good faith authorizes the Interested Party Transaction by the affirmative votes of a majority of the disinterested directors, even if the disinterested directors be less than a quorum;

WHEREAS, Robert Rositano, Jr. and Dean Rositano are current directors and/or officers of the Company and not shareholders of Titan Iron Ore, Inc., thus this transaction is NOT an Interested Party Transaction;

WHEREAS, the Board is aware of the material facts as to the Interested Party’s relationships or interests and as to the material facts of the asset purchase, has had an adequate opportunity to ask questions regarding, and investigate the nature of, the relationships or interests of the Interested Party in connection with the asset purchase; and

WHEREAS, after careful consideration, the Board has determined that the terms and conditions of the merger and reorganization are just and reasonable as to the Company and that it is in the best interests of the Company and the Stockholders to pursue and consummate the proposed transaction by the Company.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approve the Merger Agreement and the transactions contemplated thereby, and hereby authorize and direct each of the officers of the Company, in the name and on behalf of the Company, to negotiate the form, terms and provisions of, and to execute and deliver, the Merger Agreement in substantially such form, with such changes therein, deletions therefrom or additions thereto as such officer or officers shall approve, the execution by such officer or officers thereof to be conclusive evidence of such approval.

GENERAL AUTHORITY

RESOLVED, that any and all actions heretofore or hereafter taken by the officers or directors of the Company within the terms of any of the foregoing resolutions are hereby ratified and confirmed as the act and deed of the Company.

RESOLVED FURTHER, that each of the officers and directors of the Company is hereby authorized and directed to execute and deliver any and all documents and to take such other action as he or she deems necessary, advisable, or appropriate to carry out the purposes and intent, but within the limitations, of the foregoing resolutions, the execution, delivery or taking of such actions to be conclusive evidence that the same have been authorized by these resolutions.

IN WITNESS WHEREOF, the undersigned have executed this consent effective as of the date first written above. This consent may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

By:	/s/ Robert Rositano, Jr.
Robert Rositano, Jr.

By:	/s/ Dean Rositano
Dean Rositano

EXHIBIT B

PARENT WRITTEN CONSENT

TITAN IRON ORE CORP.
(the “Company”)

DIRECTORS’ RESOLUTIONS

MINUTES of a meeting (the “Meeting”) of the Company’s Board of Directors (the “Board”) held at 1735 E. Ft. Lowell Road, Suite 9, Tucson, Arizona 85719 at 11:18 am MST on January 31, 2014.

The following members of the Board were present in person or by telephone at the Meeting:

Mr. Andrew Brodkey, President and CEO
Dr. Ronald Richman

The following individuals, who are not board members, were also in attendance.

Ms. Olvia Santiago, Assistant Corporate Secretary
Mr. Frank Garcia, CFO

Andrew Brodkey acted as Chairman and Olvia Santiago acted as recording secretary of the Meeting.

The first order of business concerned the settlement of certain debts of the Company reflected on the attached Schedule “A” of Accounts Payable. The Company has offered to convert the sums shown by the holders of these accounts payable into restricted common stock of the Company, at a conversion price of $0.015 per share. After discussion, and upon motion duly made and seconded, the following resolutions were adopted:

WHEREAS,

A.
The Company has entered into certain employment, management, consulting and services, and other  agreements with the various entities and individuals listed on the spreadsheet attached hereto as Exhibit A, under which the Company owes said parties the aggregate sum of USD$548,782 as of January 31, 2014 (the “Debts”);

B.
The Company wishes to settle up to the entire amount of Debts currently owed to all of these entities, by converting the underlying Debts into restricted common shares of the Company (the “Shares”), at a conversion price of $0.015, using a form of Debt Settlement Agreement attached hereto as Exhibit “B”;

THEREFORE, BE IT RESOLVED THAT:

1.
The Company hereby approves the Debt Settlement Agreements on the terms described above, with such Debt holders as may elect to execute a Settlement Agreement with the Company, and the Company is hereby authorized to execute and deliver said documents and any other agreements and instruments necessary to effect the debt settlements, substantially on the terms stated, along with such changes, if any, as may be necessary or convenient in the discretion of the Authorized Signatory executing same on behalf of the Company, whose signature thereon shall be conclusive evidence of such approval;

2.	The Company’s performance and obligations under the Debt Settlement Agreements be and are hereby authorized and approved

3.	Upon the Closing of the Debt Settlements:

a)	The Company is authorized to issue the Shares (as duly paid and non-assessable) to the subscribers;

b)	Signatories of the Company are hereby authorized to execute and deliver a treasury order to the Company’s Transfer Agent directing the issuance of the Shares.

4.	Any director or officer of the Company is hereby authorized and directed, as the “Authorized Signatory” of the Company, to:

a)
Execute and deliver, under seal of the Company or otherwise, and on behalf of the Company all agreements, certificates, instruments, acknowledgments, instructions, receipts, and documents of any kind whatsoever, with such amendments or variations as the Authorized Signatory deems necessary, appropriate, convenient or expedient under the circumstances, and

b)
To do or cause to be done all such other acts or things on behalf of the Company as may be, in the Authorized Signatory’s sole discretion, are necessary, appropriate, convenient or expedient under the circumstances.

The next order of business concerned the inability of the Company to realize upon and further progress its business plan to be an iron ore exploration and production enterprise, and the further inability of the Company to raise additional capital in the current market to continue its current business plan. The Directors then discussed a proposal by IHookup Social, Inc., a private corporation (“IHookup”) to obtain a series of Preferred Stock of the Company (the “Preferred Stock”) which would give IHookup voting control of the Company, and to adopt a Plan of Merger between IHookup and Titan, and a subsidiary of Titan, which would allow the Company to continue as a going concern. There was a full and complete discussion about the creation of the Preferred Stock series through an amendment to the Company’s Articles of Incorporation, the terms whereby IHookup would receive the Preferred Stock in exchange for the shares of IHookup, the value of the Preferred Stock and the value of the business and assets of IHookup, the creation of the subsidiary, and the Plan of Merger between the entities. After discussion, and upon motion duly made and seconded, the following resolutions were adopted:

WHEREAS,

A. The Board has determined that it is in the best interests of the Company to permit the Company and the Subsidiary to enter into an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit __, between the Company, the Subsidiary and IHookup,  whereby IHookup will merge with and into the Subsidiary, with IHookup carrying on as the surviving company under the name "IHookup Social, Inc." or under such other name as the Board, in their discretion, deems appropriate (the "Merger");

B. Pursuant to the Merger Agreement, the Company intends to issue a Certificate of Designation of Series A Preferred Stock consisting of 50,000,000 shares, par value $0.0001 per share, issuable from time to time in one or more series, in the form attached hereto as Exhibit __;

C. Pursuant to the Merger Agreement, the Company intends to issue 50,000,000 shares of Series A Preferred Stock to the stockholders of IHookup, a private corporation, in exchange for all of the outstanding shares of IHookup.

D. Pursuant to the Merger Agreement, the Company intends to incorporate a wholly-owned, Delaware subsidiary to be named IHookup Operations Corp. (the "Subsidiary") in order to effect a merger between the Subsidiary and IHookup;

E. Due to the Company’s status as a public company, the Company may be required to file an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) in connection with the Merger.

NOW, THERFORE, BE IT RESOLVED THAT:

1.	The Company be and is hereby authorized to adopt a Certificate of Designations of Series A Preferred stock of the Company, in the form attached hereto as Exhibit __.

2.	The Company be and is hereby authorized to issue 50,000,000 shares of Series A Preferred Stock to the stockholders of IHookup pursuant to the terms and conditions of the Merger Agreement.

3.
The Company be and is hereby authorized incorporate a subsidiary company in the state of Delaware under  the name "IHookup Operations Corp." or under such other name as the directors, in their discretion, deem appropriate.

4.	The Merger, on the terms and conditions set out in the Merger Agreement, be and is hereby authorized and approved.

The Company is hereby authorized to execute and deliver the Merger Agreement and related documents in the form approved by any one director or officer.

5.	To the extent required, the Company shall file an Issuer Company-Related Action Notification with FINRA.

6.	Any director or officer of the Company be and is hereby authorized as the "Authorized Signatory" of the Company to:

a. Execute and deliver for and on behalf of the Company under the common seal of the Company or otherwise, such agreements, directions, certificates, acknowledgements, instructions, receipts, instruments and other documents of any kind whatsoever in such form and with such amendments or variations as he or she deems necessary, appropriate or expedient in the circumstances; and

b. do or cause to be done all such other acts or things for or on behalf of the Company as may be, in his or her sole discretion, necessary, appropriate or expedient in the circumstances.

For the purpose of giving full effect to these resolutions and the completion of the matters contemplated herein and the execution and delivery by the Authorized Signatory of any agreement, direction, certificate, acknowledgement, instruction, receipt, instrument  or other document of any kind whatsoever in the name of or on behalf of the Company in connection with any matter contemplated by these resolutions shall be binding on the Company and shall be conclusively presumed to be the act of the Company.

A telecopied or electronic facsimile transmission hereof signed by the undersigned will be sufficient to establish the signature of the undersigned and to constitute the consent in writing of the undersigned to the foregoing resolutions.

The next order of business was the determination by the Board of Directors to modify certain provisions of the options to purchase Company shares issued under the Titan Iron Ore Stock Option Plan adopted November 22, 2011 (the “Option Plan”). After discussion, and upon motion duly made and seconded, the following resolutions were adopted:

WHEREAS,

A.	The Company has issued a total of 6,650,000 options to purchase common shares of the Company under the Option Plan, as set forth in Exhibit __ attached to these Minutes,

B.
The Company desires to fully vest any unvested options for certain of the present employees and consultants, and to remove the restrictions that would otherwise cause the options to terminate upon cessation of employment with the Company for these individuals and entities.

NOW, THERFORE, BE IT RESOLVED THAT (with Messrs Brodkey and Richman abstaining as to the vote regarding their own options, respectively):

1.	All unvested options for the following persons or entities shall be deemed to be fully vested as of the date hereof:
a)	Frank Garcia
b)	Andrew Brodkey
c)	J2 Mining/John Hedges
d)	David Hackman
e)	Susan Skirvin
f)	Olvia Santiago
g)	Ronald Richman

2.
Article 9 of the Option Plan shall be deemed suspended and inapplicable for purposes of options granted to these individuals, and all such existing Option agreements shall be deemed to be amended and modified to remove any provisions causing the termination of options upon the cessation of employment with the Company.

3.	Any director or officer of the Company be and is hereby authorized as the "Authorized Signatory" of the Company to:

a)
Execute and deliver for and on behalf of the Company under the common seal of the Company or otherwise, such agreements, directions, filings, certificates, acknowledgements, instructions, receipts, instruments and other documents of any kind whatsoever in such form and with such amendments or variations as he or she deems necessary, appropriate or expedient in the circumstances to effect the foregoing, including the delivery of amended option agreements reflecting the foregoing modifications; and

b)	do or cause to be done all such other acts or things for or on behalf of the Company as may be, in his or her sole discretion, necessary, appropriate or expedient in the circumstances.

The next order of business was the determination by the Directors to effect a name change for the Company. After discussion, and upon motion duly made and seconded, the following resolutions were adopted:

WHEREAS,

The Company has determined to effect a name change from Titan Iron Ore Corp. to IHookup Social, Inc.

NOW, THERFORE, BE IT RESOLVED THAT:

The Company be, and is hereby authorized, to effect a name change to IHookup Social, Inc.,

Any director or officer of the Company be and is hereby authorized as the "Authorized Signatory" of the Company to:

1.
Execute and deliver for and on behalf of the Company under the common seal of the Company or otherwise, such agreements, directions, filings, certificates, acknowledgements, instructions, receipts, instruments and other documents of any kind whatsoever in such form and with such amendments or variations as he or she deems necessary, appropriate or expedient in the circumstances to effect the foregoing; and

2.	do or cause to be done all such other acts or things for or on behalf of the Company as may be, in his or her sole discretion, necessary, appropriate or expedient in the circumstances.

The last order of business concerned the appointment of new Directors to the Board of Directors of the Company, the appointment of new officers, and the submittal of resignations from certain of the current officers and directors. Upon motion duly made and seconded, the following resolutions were adopted:

WHEREAS,

A.	The Articles of the Company provide for up to ten Directors.

B.	The two existing Directors wish to elect two additional directors to the Board, and appoint two new officers.

C.	The two existing Directors (one who is also an officer), and additional officers have submitted their letters of resignation to the Board, and the Board wishes to accept these resignations.

NOW, THERFORE, BE IT RESOLVED THAT:

1.	Messrs. Robert Rositano and Dean Rositano are hereby elected to the Board of Directors.

2.	Robert Rositano is appointed as Chief Executive Officer and Secretary of the Company, and Dean Rositano is appointed as President and Chief Technical Officer of the Company.

3.	The following resignations are hereby accepted by the Board, effective today:

a.	Andrew Brodkey resigned as President, CEO and Director.
b.	Ronald Richman resigned as a Director.
c.	David Hackman resigned as Vice President, Exploration
d.	Frank Garcia resigned as Chief Financial Officer.

There being no other business, upon motion duly made, seconded and carried unanimously, it was resolved that the meeting be terminated at 11:17 am MST.

By:	/s/ Andrew Brodkey
Name: Andrew Brodkey
Title: Chairman

By:	/s/ Olvia Santiago
Name: Olvia Santiago
Title: Recording Secretary

Exhibit “A”

January 31, 2014
	Conversion Price:	0.015
Vendors		A/P	Shares

John Hedges - J2 Mining	Travel expenses	1,121	74,733
William MacKellar	Consulting	3,713	247,533
BellDex	Computer Services	8,400	560,000
Chugwater Iron Company/ John Simons - Wyoming	Wyoming lease payments and maintenance	9,000	600,000
JEHCORP INC - J Hiner	Consulting	12,800	853,333
J2 Mining Ventures LTD	Consulting	104,000	6,933,333
Officers and Directors	Related Parties	152,000	10,133,333
Total Settled by shares		291,034	19,402,267

Associated Legal Group LLC	Wyoming legal expenses	15,892
CenturyLink	Telephones	4,600
Clark Wilson	General legal	47,181
Computershare	Transfer agente expenses	1,700
DeConcini McDonald Yetwin & Lacy, P.C.	Wyoming legal expenses	4,689
Empire	Investor Relations	9,450
Highland	Edgar services	3,129
Issuer Services Group	XBRL services	1,299
Lancaster & David Chartered Accountants	Debenture calculations	3,000
Manning Elliott Chartered Accountants	Audit	28,800
Older Vendors	Misc	17,026
RICOH	Copier	1,255
Securex Filings	Edgar services	2,850
Snowy Range Storage	Storage	65
The Morley Company Family Investment, LLLP	Investor Relations	25,000
Tucson Electic Power	Electric	348
Wolfe Axelrod Weinberger	Travel expenses	76
Wyomex - J Simons	Wyoming property payments	128,360
Remaining liabilities		294,720

Total liabilities		585,754

Exhibit “B”

SETTLEMENT AGREEMENT

THIS AGREEMENT is entered into as of this ___ day of January, 2014 by and between Titan Iron Ore Corp., a Nevada corporation, whose address is 1735 E. Fort Lowell Road, Suite 9, Tucson, AZ 85719 (the “Company”) and ______________(“the Subscriber”).

RECITALS:

WHEREAS, the Subscriber has provided capital, and/or services, in the amount of US$_______ (the "Debt") and such amounts were acknowledged as valuation for capital and/or services advanced or provided to the Company, and whereby the Company is indebted to the Subscriber in the amount of US$________ as of January 15, 2014 for such Debt, together with any accrued interest on unpaid amounts due to the Subscriber thereunder; and

WHEREAS, the Company agrees to issue to the Subscriber, and Subscriber agrees to receive, __________ shares of its restricted common stock at US$0.015 per share (the “Debt Shares”) as full and complete satisfaction of the Debt pursuant to Titan Iron Ore Corp. Board of Directors authorized resolution dated and effective January 15, 2014

AGREEMENT

1.  The Company shall settle this Debt effective as at January 15, 2014 and issue the Shares in full and complete satisfaction of the Debt with such Shares.

2.  The Subscriber agrees to accept the issuance and the Shares in full settlement and satisfaction of the Debt, and upon receipt of the Shares hereby agrees that the Debt shall be deemed satisfied in full and hereby releases and forever discharges the Company, and its officers, directors, employees, and agents from any and all causes of action whether known or unknown, debts, sums of money, claims and demands whatsoever, in law or in equity, related to the Debt, which the Subscriber now or hereafter can, shall or may have.

3. The Subscriber is aware that the Shares are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). The Subscriber understands that the Shares are being issued in reliance on the exemption from registration provided by Section 4(2) thereunder. The Subscriber understands that it may be required to bear the economic risk of this investment for an indefinite period of time because there is currently a limited trading market for the Shares and the Shares cannot be resold or otherwise transferred unless applicable federal and state securities laws are complied with or exemptions therefrom are available.

4. The Subscriber represents and warrants that the Shares are being acquired solely for the Subscriber’s own account, and not with a view to or in connection with, any public non-qualified resale or distribution. The Subscriber understands that the Shares are nontransferable unless the Shares are registered under the Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed disposition of the Shares will not violate the registration requirements of the Securities Act and any applicable state securities laws. The Subscriber further understands that the Company has no obligations to register the Shares under the Securities Act or to register or qualify the Shares for sale under any state securities laws, or to take any other action, through the establishment of exemption(s) or otherwise, to permit the transfer thereof.

5. The Subscriber has had an opportunity to ask questions of and received answers from the officers, directors and employees of the Company or a person or persons acting on its or their behalf, concerning the financial position of the Company. The Subscriber has reviewed such other information regarding the acquisition of the Shares as The Subscriber has (in consultation with such advisors as The Subscriber has deemed appropriate) determined to be necessary or appropriate in the circumstances.

6. The Subscriber agrees and acknowledges that it is not purchasing the Shares as a result of any “general solicitation or general advertising” (as such term is defined in the Securities Act of 1933 or the rules promulgated thereunder), including any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting where the attendees have been invited by general solicitation or general advertising.

7. This Settlement Agreement shall be effective as of January 15, 2014 with a contemplated closing and issue date of the Shares on or about January 15, 2014, and shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors.

8. This Agreement contains the entire understanding among the parties related in any way to the subject matter hereof and supersedes any prior understandings or written or oral agreements among them respecting the within subject matter.

9. The Parties shall execute and deliver after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as may be reasonably requested in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

TITAN IRON ORE CORP.

By:__________________________

      Frank Garcia, Chief Financial Officer

THE SUBSCRIBER

By:__________________________

EXHIBIT C

CERTIFICATE OF MERGER

OF

IHOOKUP OPERATIONS CORP

(a Delaware corporation)

WITH AND INTO

IHOOKUP SOCIAL, INC.

(a Delaware corporation)

February 3, 2014

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation executed the following Certificate of Merger and does hereby certify that:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) of the merger are as follows:

Name
IHookup Social, Inc. (“IHookup Social”)
IHookup Operations Corp (“Merger Sub”)
SECOND: An Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), made and entered into as of February 3, 2014, by and among Titan Iron Ore, Inc., a Nevada corporation, IHookup Social and Merger Sub with respect to the merger (the “Merger”) of Merger Sub with and into IHookup Social has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Title 8, Section 251(c) of the DGCL.

THIRD: The surviving corporation (the “Surviving Corporation”) in the Merger shall be IHookup Social.

FOURTH: The certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read in the form attached to this certificate as Exhibit A.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is 125 E Campbell, Ave, 2nd Floor, Campbell, CA 95008, and will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SIXTH: This Certificate of Merger shall be effective as of February 3, 2014.

IN WITNESS WHEREOF, IHookup Social, Inc. has caused this Certificate of Merger to be executed this 3rd day of February, 2014.

IHOOKUP SOCIAL, INC.,
as the Surviving Corporation

By:	/s/ Robert Rositano, Jr. Robert Rositano, Jr., CEO

EXHIBIT A

Amended and Restated Certificate of Incorporation

ARTICLE I

The name of this corporation is IHookup Social, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Corporation is authorized to issue is Forty Million (40,000,000).  The total number of shares of Common Stock authorized to be issued is Thirty Million (30,000,000), par value $.0001 per share (the “Common Stock”).  The total number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000), par value $.0001 per share (the “Preferred Stock”), of which Four Million (4,000,000) has been designated as Series A Preferred Stock (the “Series A Preferred Stock”), and which shall have the designations, rights, preferences, powers, restrictions and limitations set forth as follows:

1. Dividends.  The holders of the shares of Series A Preferred Stock shall be entitled to receive non-cumulative dividends, when, and if declared, at a rate of 6% per year on the Series A Original Issue Price.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series A Preferred Stock.

(a)           In the event of any Deemed Liquidation Event (defined below in Subsection 2.3), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders prior to and in preference to payment to the holders of the shares of Common Stock (as defined in the Certificate) by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price (defined below in Subsection 4.1.1) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into  Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition.  Each of the following events shall be considered a “Deemed Liquidation Event”:

(a)           the acquisition of the Corporation by another entity by means of any transaction or series of related transactions, whether effected by the Corporation or its stockholders (including, without limitation, any stock acquisition, reorganization, merger, consolidation or the like but excluding any sale of stock for capital raising purposes), other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity) on account of their shares of stock of the Corporation as of immediately prior to such transaction a majority of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions;

(b)           a sale, lease or other conveyance of all or substantially all of the assets of the Corporation (including the sale or exclusive licensing of all or substantially all of the intellectual property assets of the Corporation) (each event described in (a) and (b) being referred to herein as an “Acquisition”); or

(c)           any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

2.3.2 Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity, as determined by the Board of Directors of the Corporation.

2.3.3 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement or plan of merger or consolidation for such transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Subsection, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

2.3.4 Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Deemed Liquidation Event are other than cash (the “Distribution”), then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Deemed Liquidation Event shall be valued as follows:

(a)           if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(b)           if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the thirty (30) trading day period ending five (5) trading days prior to the Distribution; and

(c) if the consideration received by the Corporation or the proceeds to be distributed to holders of shares of the Corporation's capital stock is other than cash and the definitive merger agreement, asset purchase agreement or other definitive transaction document entered into with respect to such liquidation, dissolution or winding up specifies an alternative method of determining the value of such consideration or proceeds, then, for the purpose of this Subsection 2.3.4, the value of such consideration or proceeds shall be determined in accordance with the method set forth in such merger agreement, asset purchase agreement or other definitive transaction document, as applicable.

In the event of a transaction referenced in Subsection 2.3.4, the Distribution date for purposes of the foregoing calculations shall be deemed to be the date such transaction closes.

3. Voting.

3.1 General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Certificate, holders of Series A Preferred Stock shall vote together with the holders of shares of Common Stock and holders of shares of Series Seed as a single class.

3.2 Series A Preferred Stock Protective Provisions.  Provided that no less than fifty percent (50%) of the originally issued Series A Preferred Stock remains outstanding and not converted, the consent of the holders of at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a class shall be required for the following, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.2.1 dissolve or wind-up the business and affairs of the Corporation, or consent to any of the foregoing;

3.2.2 amend, alter or repeal the powers, preferences or rights of the Series A Preferred Stock in any material and adverse manner;

3.2.3 create any additional class or series of capital stock unless the same ranks junior or pari passu to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation;

3.2.4 purchase or redeem any shares of capital stock of the Corporation (or options to purchase such shares) other than repurchases of stock (or options to purchase such shares) pursuant to a repurchase right of the Corporation;

3.2.5 create indebtedness of the Corporation that would exceed $500,000 other than in connection with equipment leases, bank lines of credit, and debentures convertible into equity.

3.2.6 the acquisition of or investment in any other entity (other than a wholly owned subsidiary);

3.2.7 materially altering the business of the Corporation; or

3.2.8 increase the number of authorized shares of capital stock of the Corporation or otherwise amend the Certificate of Incorporation or By-laws of the Corporation.

4. Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion.  The “Series A Conversion Price” shall initially be equal to $0.25.  Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. For purposes of this Certificate, the “Series A Original Issue Price” shall mean $0.25 per share for the Series A Preferred Stock subject to adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or similar event.

4.1.2 Termination of Conversion Rights.    In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

4.2 Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion.  In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

4.3.2 Reservation of Shares.  The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be reasonably necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any reasonably necessary amendment to the Certificate.

4.3.3 Effect of Conversion.  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of  Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2.  Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be reasonably necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

4.3.4 Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series A Conversion Price for Diluting Issues.

4.4.1 Special Definitions.  For purposes of this Section 4, the following definitions shall apply:

(a)         “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire capital stock or Convertible Securities.

(b) “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for capital stock.

(d) “Additional Shares of Common Stock” shall mean all shares of capital stock issued by the Corporation after the Series A Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of capital stock, Options or Convertible Securities issued as a dividend or distribution, for which adjustment is made pursuant to Subsections 4.6 and 4.7 below;

(ii)	shares of capital stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of capital stock;

(iii)
shares of capital stock or Options issued to employees, consultants, contractors, directors, advisors or advisory directors of, or to the Corporation, pursuant to an equity incentive plan unanimously adopted by the Board of Directors;

(iv)	shares of capital stock or Convertible Securities issued upon the exercise of Options or shares of capital stock issued upon the conversion or exchange of Convertible Securities; and

(v)
shares of capital stock, Options or Convertible Securities issued in arms length transactions to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, unanimously approved by the Board of Directors.

4.4.2 No Adjustment of Series A Conversion Price.  No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock, without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series A Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the Series A Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.4 Determination of Consideration.  For purposes of this Subsection, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) insofar as the consideration consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(b) insofar as the consideration consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(c)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

4.4.5 Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.4.4 then, upon the final such issuance, the Series A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the  Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

4.6 Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted.

4.7 Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock and Series A Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock and Series A Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

5. Mandatory Conversion.

5.1 Trigger Events.  Upon either (a) the closing of the sale of shares of  Common Stock to the public, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a minimum price of $5.00 per share resulting in at least $30 million of gross proceeds to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the  holders of at least a majority of the then outstanding shares of Series A Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements.  All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series A Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of  Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection.  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Stock converted.  Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be reasonably necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6. Waiver.  Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least fifty percent (50%) of the shares of Series A Preferred Stock then outstanding.

7. Notices.  Any notice required or permitted by the provisions of this Article VI to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

8.           Amendment.  The Board of Directors of the Corporation is hereby authorized within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to determine or alter the voting powers, designations, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, with the consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, and to fix, alter or reduce the number (but not below the number then outstanding) constituting any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article VIII, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2. Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

3. Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents.   The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorney's fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6. Non-Exclusivity of Rights.  The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification.  The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance.  The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VIII; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VIII.

9. Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person's heirs, executors and administrators.

EXHIBIT D

CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

OF

IHOOKUP SOCIAL, INC.

A Delaware Corporation

ARTICLE I

The name of this corporation is IHookup Social, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Corporation is authorized to issue is Forty Million (40,000,000).  The total number of shares of Common Stock authorized to be issued is Thirty Million (30,000,000), par value $.0001 per share (the “Common Stock”).  The total number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000), par value $.0001 per share (the “Preferred Stock”).  The Preferred Stock herein authorized may be issued from time to time in one or more series.  The Board of Directors of the Corporation is hereby authorized within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the voting powers, designations, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce the number (but not below the number then outstanding) constituting any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

The following indemnification provisions shall apply to the persons enumerated below.

10. Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article VIII, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

11. Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

12. Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

13. Indemnification of Employees and Agents.   The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

14. Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorney's fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

15. Non-Exclusivity of Rights.  The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

16. Other Indemnification.  The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

17. Insurance.  The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VIII; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VIII.

18. Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person's heirs, executors and administrators.

ARTICLE IX

The name and mailing address of the incorporator are as follows:

Robert Rositano, Jr.
125 E. Campbell Avenue
Campbell, CA 95008

I, the undersigned, being the sole incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 2nd day of December, 2013.

/s/ Robert Rositano, Jr.
Robert Rositano, Jr.
Sole Incorporator

EXHIBIT E

POST-CLOSING DIRECTORS AND OFFICERS

Positions Resignations

Andrew Brodkey - Chief Executive Officer, President, Chairman of the Board

David Hackman - VP, Explorations

Andrew Brodkey - Director

Ronald Richman - Director

Post-Effective Time Officers & Directors of Surviving Corporation

Positions Appointed

Robert A Rositano, Jr. - Chief Executive Officer and Secretary

Dean Rositano - President, Chief Technical Officer

Frank Garcia - Chief Financial Officer

Robert A. Rositano, Jr. - Director

Dean Rositano - Director

EXHIBIT F

RECIPIENTS OF SERIES A PREFERRED STOCK

Shareholder	Number of Series A Preferred Stock
Dean Rositano	4,510,400
Robert Rositano, Jr.	4,510,400
Copper Creek Holdings, LLC	36,083,350
CheckMate Mobile, Inc.	4,895,850
Total:	50,000,000

EXHIBIT G

PARENT CONVERTIBLE DEBTHOLDERS

Certain attachments are omitted from this exhibit pursuant to Regulation S-K, Item 601(b)(10)(ii). Titan Iron Ore Corp. agrees to furnish supplementally a copy of the omitted exhibits to the Securities and Exchange Commission upon request.

Convertible Debentures
January 31, 2014

	Issuance	Principal Bal	Interest Rate %	Maturity Date
Asher	08/15/13	15,500	8	05/19/14
Asher	08/23/13	27,500	8	05/27/14
Asher	06/25/13	6,250	8	03/20/14
GCA	04/02/13	189,054	0	01/02/14
Morley	04/24/13	25,000	10	04/24/14
JMJ	06/26/13	67,838	12	06/26/14
JMJ	09/26/13	27,778	12	09/26/14
Hanover	10/02/13	76,500	12	09/18/14
Asher	10/17/13	27,500	8	07/16/14
LG	11/04/13	15,000	6	11/04/15
GEL	11/04/13	15,000	6	11/04/15
GEL-2	12/09/13	17,159	6	12/05/15
GEL-2	12/09/13	20,000	6	12/05/15
JMJ	12/09/13	27,778	12	12/09/14

		557,857

EXHIBIT H

FINANCIAL STATEMENTS

Certain attachments are omitted from this exhibit pursuant to Regulation S-K, Item 601(b)(10)(ii). Titan Iron Ore Corp. agrees to furnish supplementally a copy of the omitted exhibits to the Securities and Exchange Commission upon request.

Misc Liabilities
January 31, 2014
	Conversion Price:	0.015
Vendors		A/P	Shares

John Hedges - J2 Mining	Travel expenses	1,121	74,733
William MacKellar	Consulting	3,713	247,533
BellDex	Computer Services	8,400	560,000
Chugwater Iron Company/ John Simons - Wyoming	Wyoming lease payments and maintenance	9,000	600,000
JEHCORP INC - J Hiner	Consulting	12,800	853,333
J2 Mining Ventures LTD	Consulting	104,000	6,933,333
Officers and Directors	Related Parties	152,000	10,133,333
Total Settled by shares		291,034	19,402,267

Associated Legal Group LLC	Wyoming legal expenses	15,892
CenturyLink	Telephones	4,600
Clark Wilson	General legal	47,181
Computershare	Transfer agente expenses	1,700
DeConcini McDonald Yetwin & Lacy, P.C.	Wyoming legal expenses	4,689
Empire	Investor Relations	9,450
Highland	Edgar services	3,129
Issuer Services Group	XBRL services	1,299
Lancaster & David Chartered Accountants	Debenture calculations	3,000
Manning Elliott Chartered Accountants	Audit	28,800
Older Vendors	Misc	17,026
RICOH	Copier	1,255
Securex Filings	Edgar services	2,850
Snowy Range Storage	Storage	65
The Morley Company Family Investment, LLLP	Investor Relations	25,000
Tucson Electic Power	Electric	348
Wolfe Axelrod Weinberger	Travel expenses	76
Wyomex - J Simons	Wyoming property payments	128,360
Remaining liabilities		294,720

Total liabilities		585,754

List of Contracts
January 31, 2014

Vendor		Compensation	Agreement Date	Termination Date	Comments
Andrew Brodkey	Consulting	$7,500.00 per month	06/30/11	at any time	Resigned
Carter, Terry & Co	Fund raisers	10% Commission for any equity capital raised	04/15/13	04/15/14	30 days Notice before termination
Computeshare Inc	Transfer Agent	$550.00 per month plus out of pocket expenses	05/15/12	05/15/15	60 days Notice early termination fee
Empire Relations Group	IR	$13,500.00 plus 150,000 restricted shares	05/21/13	10/21/13	30 days Notice before termination and pay in full fees
Equisolve	Website	$699.00 per month	07/26/13	07/26/14	Month to month
Ft. Lowell-Campbell LLC	Office Lease	$1090.00 plus tax per month	06/01/13	05/31/15	Expires May 2015
Ft. Lowell-Campbell LLC	Office Lease - storage	$150.00 plus tax per month	06/01/13	month by month	30 days Notice before termination
J2 Mining Ventures LTD	Consulting	$8,000.00 per month	06/01/11	at any time	Pay consulting fee up to the time of termination
Kriyah Consultants	Consulting	$2,500.00 per month	06/30/11	at any time	CANCELED
Ronald Richman	Consulting (Director)	$2,000.00 per month	06/30/11	at any time	Resigned
Sage Associates Inc.	Consulting (Officer-Hackman)	$6,000.00 per month	06/30/11	at any time	Resigned
William MacKellar	Consulting	$185.00 per hour up to $3,700.00	05/08/12	05/08/13	Pay consulting fee invoice balance up to the time of termination
Wolfe Axelrod Weinberger	IR	$8,000.00 per month	11/01/11	10/31/12	CANCELED